UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 28, 2016

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35243	90-0640593
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600
Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 28, 2016, SunCoke Energy, Inc. (the “Company”) issued a press release announcing the redemption by ArcelorMittal Brasil S.A. of the Company’s indirectly held preferred equity interest in Sol Coquería Tubarão Ltda. for cash consideration of $41 million. The Company received $20.5 million in cash at closing and will receive the remaining $20.5 million in cash, plus accrued interest, on April 1, 2017. The Company will no longer receive its approximately $9.5 million annual dividend on the redeemed equity interest.

The Company will continue to operate the metallurgical cokemaking facility located in Vitória, Brazil on behalf of ArcelorMittal, and will continue to earn existing operating and technology fees of approximately $10 million per year. Additionally, starting in 2016, the Company will receive an incremental $5.1 million in technology fees per year through 2023 related to the addition of certain patents to its existing intellectual property licensing agreement, which are currently in use by ArcelorMittal at the Vitória facility.

The foregoing disclosure is qualified in its entirety by the Company’s press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Safe Harbor Statement

Statements contained in the exhibit to this report that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	SunCoke Energy, Inc. Press Release, announcing redemption of Brazilian equity interest (November 29, 2016).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY, INC.

By:	/s/ Fay West
Fay West
Senior Vice President and
Chief Financial Officer

Date: November 29, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	SunCoke Energy, Inc. Press Release, announcing redemption of Brazilian equity interest (November 29, 2016).